Exhibit 99.1

7887 E. Belleview Ave. Suite 500 Denver, CO 80111 (720)287-3093

Assure Holdings Announces Results of Annual General Meeting of Shareholders

DENVER, December 30, 2022 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (NASDAQ: IONM), a provider of intraoperative neuromonitoring (“IONM”) and remote neurology services, announced today that it held its annual general meeting of shareholders on December 28, 2022 (the “Meeting”) and that all matters submitted to the shareholders of the Company for approval as set out in the Company’s definitive proxy statement dated December 2, 2022 (the “Proxy Statement”), were approved by the requisite majority of votes cast at the Meeting, including:

•	Electing the following nominees to the board of directors of the Company to serve until the Company’s next annual general meeting of shareholders: Martin Burian, John Farlinger, Christopher Rumana, Steven Summer and John Flood.
•	Ratifying the appointment of Baker Tilly US as auditors of the Company for the fiscal year ending December 31, 2022.

For further details regarding the matters approved at the Meeting, please see a copy of the Proxy Statement, which is available on the Company’s profile at www.sec.gov.

About Assure Holdings

Assure Holdings Corp. is a best-in-class provider of outsourced intraoperative neuromonitoring and remote neurology services. The Company delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive procedures that place the nervous system at risk including neurosurgery, spine, cardiovascular, orthopedic and ear, nose and throat surgeries. Assure employs highly trained technologists that provide a direct point of contact in the operating room. Physicians employed through Assure subsidiaries simultaneously monitor the functional integrity of patients’ neural structures throughout the procedure communicating in real-time with the surgeon and technologist. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and a positive patient experience. For more information, visit the company’s website at www.assureneuromonitoring.com.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-617-2526
Scott.Kozak@assureiom.com